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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.: 333-99693

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 31, 2002)



                       L-3 COMMUNICATIONS HOLDINGS, INC.
                         448,582 Shares of Common Stock






This prospectus supplement relates to 448,582 shares of Common Stock that may be sold by certain selling stockholders.

This prospectus supplement, which supplements our prospectus dated October 31, 2002, contains information about the selling stockholders.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



November 18, 2002



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                               TABLE OF CONTENTS


                                                                            PAGE
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Selling Stockholders ......................................................  S-1



     You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement shall not constitute an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.


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                              SELLING STOCKHOLDERS


     The selling stockholders listed below received shares as partial consideration in connection with our acquisition of ComCept, Inc. ("ComCept"). The selling stockholders may receive additional consideration in cash or common stock, which is contingent on the performance of ComCept for each of its fiscal years ending June 30, 2003 and June 30, 2004. The maximum additional common stock which may be payable to the selling stockholders for that additional contingent consideration is 219,088 shares, which would be distributed to the selling stockholders on a pro rata basis.

     The following table states the number of shares of our outstanding common stock that the selling stockholders own resulting from payments made in our common stock in connection with our acquisition of ComCept, the number of such shares that may be sold for the account of the selling stockholders (or any of their donees with respect to donations to any such donee that does not exceed 500 shares), and the number of shares that will be owned by the selling stockholders assuming the sale of all the shares offered hereby.


                            NUMBER OF         NUMBER OF            NUMBER OF
                            SHARES OF         SHARES OF            SHARES OF
                          COMMON STOCK      COMMON STOCK         COMMON STOCK
SELLING STOCKHOLDER           OWNED          TO BE SOLD        OWNED AFTER SALE
-------------------       ------------       ----------        ----------------

Adelbert W. Carpenter         6,405             6,405                  0
Anne L. Wester                5,025             5,025                  0
Ben K. Howell                 2,540             2,540                  0
Brian D. Cullen              25,000            25,000                  0
Cullen Family Foundation     15,000            15,000                  0
B&B Cullen Family LTD        59,402            59,402                  0
Christopher Christon          4,528             4,528                  0
David L. Tschoerner           6,074             6,074                  0
Dee Ann Watkins               1,397             1,397                  0
Dennis R. Baas                7,731             7,731                  0
Frederick L. Wahl             5,522             5,522                  0
George M. Eargle             11,486            11,486                  0
James C. Glenn, Jr.           1,325             1,325                  0
Lex E. Thornton               1,833             1,833                  0
Mark R. Von Schwarz          13,253            13,253                  0
Michael C. Greer             17,671            17,671                  0
Neal B. Cooper               12,480            12,480                  0
Philip A. Yates               3,092             3,092                  0
Robert E. Dryden             20,984            20,984                  0
Robert S. Dunn                  353               353                  0
Robert L. Amick               7,731             7,731                  0
Robert R. Spaulding             662               662                  0
                            -------           -------                ---
                            229,494           229,494                  0
                            =======           =======                ===







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